FINANCIAL UPDATE SCOTT BRANNAN | SVP and CFO Journey Toward Excellence

2 2014 UPDATE • Organic revenue growth of 1 - 3% • Excludes any accretion from future acquisitions • Includes $30 million additional adjusted operating profit from acquisitions • Includes $35 million restructuring benefit

3 (1) Excludes impact of restructuring charges. (See Non-GAAP Reconciliation included in this slide deck) 2014 OUTLOOK SUMMARY Revenue Range 2014 Total $4.500 billion To $4.625 billion EPS and Adjusted Net Income Range 2014 Net income per share $2.14 To $2.34 Adjusted net income $279 million To $307 million 2014 Adjusted net income per share (1) $2.40 To $2.65 Assumptions Restructuring costs $50 million Euro $1.35 Tax rate - adjusted basis/GAAP 28-30%/30-32% Outstanding shares – if converted 116 million Depreciation $80 million Amortization $55 million Interest expense (based on LIBOR and EURIBOR = 25 bps) $55 million Capital expenditures 2.5% of revenue Pension funding in excess of expense $30 million Preferred dividend $20 million Note: Guidance as of 12/17/13

4 2014 ORGANIC GROWTH OUTLOOK 2014 Forecast Organic Growth Fluid Handling 2-4% Howden 4-6% Fabrication Technology (1)-2% Total Colfax 1-3% Note: Guidance as of 12/17/13

5 2014 ROLLFORWARD (in millions, except per share) Low High 2013 guidance - sales/ adjusted operating income 4,120$ 4,150$ 422$ 429$ 2013 acquisitions 330 350 40 45 2013 acquisitions - incremental amortization — — (10) (10) Projected before growth/ cost actions 4,450 4,500 452 464 Organic revenue at 1%; 20% fall-through 50 10 Organic revenue at 3%; 25% fall-through 125 31 Cost actions — — 35 35 4,500 4,625 497 530 Interest expense (55) (55) Tax (132) (137) Noncontrolling interest (31) (31) Adjusted net income- Colfax 279 307 Preferred dividends (20) (20) 259$ 287$ 2.40$ 2.65$ Adjusted EPS Range Sales Income (See Non-GAAP Reconciliation included in this slide deck) Note: Guidance as of 12/17/13

6 SUMMARY • Continued improvement in low growth environment • CBS and restructuring keep us on target to met our margin goals • Improving financial position and revised credit facility position us for continued growth • Deliver 20% plus growth in adjusted EPS

7 NON-GAAP DISCLAIMER Colfax has provided financial information that has not been prepared in accordance with GAAP. These non-GAAP financial measures are projected adjusted net income, projected adjusted net income per share, adjusted operating income and organic sales growth (decline). Projected adjusted net income, projected adjusted net income per share and adjusted operating income exclude expenses related to major restructuring programs, to the extent they impact the periods presented. Organic sales growth (decline) and organic order growth (decline) exclude the impact of acquisitions and foreign exchange rate fluctuations. These non-GAAP financial measures assist Colfax in comparing its operating performance on a consistent basis because, among other things, they remove the impact of expense related to major restructuring programs. Sales and order information by end market are estimates. We periodically update our customer groupings order to refine these estimates.

8 NON-GAAP RECONCILIATION (unaudited) Projected net income per share - diluted $ 2.03 $ 2.28 Restructuring costs 0.43 0.43 Tax adjustment (0.06) (0.06) Projected adjusted net income per share - diluted $ 2.40 $ 2.65 2014 EPS Range Note: Guidance as of 12/17/13

NON-GAAP RECONCILIATION

(unaudited)

	Q3 2013 - QTD								Q3 2012 - QTD						
	Gas and Fluid Handling		Fabrication Technology		Corporate and Other	Total Colfax Corporation			Gas and Fluid Handling		Fabrication Technology		Corporate and Other	Total Colfax Corporation	
Net sales	$ 511,360		$ 503,210		$ —	$ 1,014,570			$ 464,873		$ 489,567		$ —	$ 954,440	
Operating income (loss)	64,135	12.5 %	52,124	10.4 %	(13,461)	102,798	10.1 %		32,361	7.0 %	31,357	6.4 %	(12,052)	51,666	5.4 %
Charter acquisition-related expense	—		—		—	—			—		—		—	—	
Restructuring and other related charges	3,278		5,459		—	8,737			1,564		12,498		1,803	15,865	
Asbestos coverage litigation expense	627		—		—	627			3,313		—		—	3,313	
Fair value adjustments - ESAB/Howden backlog and inventory amortization expense	—		—		—	—			14,455		—		—	14,455	
Adjusted operating income (loss)	$ 68,040	13.3 %	$ 57,583	11.4 %	$ (13,461)	$ 112,162	11.1 %		$ 51,693	11.1 %	$ 43,855	9.0 %	$ (10,249)	$ 85,299	8.9 %

	Q3 2013 - YTD								Q3 2012 - YTD						
	Gas and Fluid Handling		Fabrication Technology		Corporate and Other	Total Colfax Corporation			Gas and Fluid Handling		Fabrication Technology		Corporate and Other	Total Colfax Corporation	
Net sales	$ 1,453,228		$ 1,582,603		$ —	$ 3,035,831			$ 1,386,699		$ 1,499,760		$ —	$ 2,886,459	
Operating income (loss)	174,597	12.0 %	148,794	9.4 %	(36,614)	286,777	9.4 %		93,467	6.7 %	74,642	5.0 %	(80,268)	87,841	3.0 %
Charter acquisition-related expense	—				—	—			—		—		43,617	43,617	
Restructuring and other related charges	4,744		12,684		—	17,428			5,379		31,620		6,067	43,066	
Asbestos coverage litigation expense	2,801		—		—	2,801			8,840		—		—	8,840	
Fair value adjustments - ESAB/Howden backlog and inventory amortization expense	—		—		—	—			45,597		16,985		—	62,582	
Adjusted operating income (loss)	$182,142	12.5 %	$ 161,478	10.2 %	$ (36,614)	$ 307,006	10.1 %		$ 153,283	11.1 %	$ 123,247	8.2 %	$ (30,584)	$ 245,946	8.5 %

Note: Dollars in thousands

COLFAX

9

10 SALES & ORDERS GROWTH (unaudited) (1) Represents the incremental sales, orders and order backlog as a result of our acquisitions of Charter, Soldex, Co-Vent and Clarus. The impact related to the Charter Acquisition represents 12 days of activity for ESAB and Howden as the acquisition closed on January 13, 2012. $ % $ % For the three months ended September 28, 2012 954.4$ 443.8$ Components of Change: Existing Businesses 29.1 3.0% 72.6 16.4 % Acquisitions(1) 37.6 3.9% 6.7 1.5 % Foreign Currency Translation (6.5) (0.6)% 10.2 2.3 % Total 60.2 6.3% 89.5 20.2 % For the three months ended September 27, 2013 1,014.6$ 533.3$ $ % $ % $ % As of and for the nine months ended September 28, 2012 2,886.5$ 1,475.7$ 1,382.4$ Components of Change: Existing Businesses 2.4 0.1% (2.5) (0.2)% 44.7 3.2 % Acquisitions(1) 180.2 6.2% 46.2 3.1% 21.4 1.6 % Foreign Currency Translation (33.3) (1.1)% (5.8) (0.3)% (1.6) (0.1)% Total 149.3 5.2% 37.9 2.6% 64.5 4.7 % As of and for the nine months ended September 27, 2013 3,035.8$ 1,513.6$ 1,446.9$ Backlog at Period Net Sales Orders Net Sales Orders Note: Dollars in millions